Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ellen Fukuhara	Audrey Lincoff
206-318-4025	206-447-7950 ext. 52690

Starbucks Announces Record Second Quarter Fiscal 2005 Results & Raises Full Year EPS Target
Earnings Per Share Increase 26 Percent to $0.24
Fiscal 2005 Earnings Per Share Target Raised to $1.17 to $1.19
Highlights Opportunities in China and Expansion into Qingdao

SEATTLE; April 27, 2005 – Starbucks Corporation (Nasdaq: SBUX) today announced revenues and earnings for its fiscal second quarter ended April 3, 2005.

For the 13 weeks ended April 3, 2005, consolidated net revenues increased 22 percent to $1.5 billion from $1.2 billion for the same period in fiscal 2004. Net earnings for the 13 weeks ended April 3, 2005, increased 27 percent to $101 million from $79 million for the same period in fiscal 2004. Earnings per share for the 13 weeks ended April 3, 2005, increased 26 percent to $0.24, compared to $0.19 per share for the comparable period in fiscal 2004.

“Our strong second quarter financial results, including continued operating margin expansion, reflects our ongoing ability to deliver performance in existing markets while building the platform for future growth,” commented Howard Schultz, chairman. “We are pleased with all areas of our business, from our retail operations both domestically and internationally, to our specialty businesses, and we are well positioned for the second half of the fiscal year.”

Schultz added, “With more than 300 Starbucks locations in greater China, I am especially excited about the opportunities awaiting us with our expansion in the broader China market, including the opening of Starbucks first Company-operated store in Qingdao. The Company continues to seek opportunities to add stores and bring the Starbucks Experience to new markets worldwide.”

Consolidated Financial and Operating Summary

Company-operated retail revenues increased 22 percent to $1.3 billion for the 13 weeks ended April 3, 2005, from $1.1 billion for the same period in fiscal 2004. The increase was primarily attributable to the opening of 669 new Company-operated retail stores in the last 12 months and comparable store sales growth of seven percent for the quarter. The increase in comparable store sales was due to a four percent increase in the number of customer transactions and a three percent increase in the average value per transaction.

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Specialty revenues increased 23 percent to $235 million for the 13 weeks ended April 3, 2005, compared to $191 million for the corresponding period of fiscal 2004. Licensing revenues increased 32 percent to $161 million primarily due to higher product sales and royalty revenues from the opening of 758 new licensed retail stores in the last 12 months. Foodservice and other revenues increased eight percent to $73 million primarily due to growth in new and existing U.S. and International foodservice accounts.

Cost of sales and related occupancy costs increased to 41.4 percent of total net revenues for the 13 weeks ended April 3, 2005, compared to 41.0 percent in the corresponding 13-week period of fiscal 2004. This increase was primarily due to higher initial costs associated with the Company’s continued expansion of the lunch program in Company-operated retail stores, as well as higher dairy costs, offset in part by a higher average value per retail transaction.

Store operating expenses as a percentage of Company-operated retail revenues increased to 41.5 percent for the 13 weeks ended April 3, 2005, from 40.6 percent for the corresponding period of fiscal 2004, primarily due to higher payroll-related expenditures for future planned acceleration in Company-operated store openings, extended store operating hours and a higher number of drive-thru locations opened in the past year, as well as higher maintenance and repair expenditures to ensure a consistent Starbucks Experience in existing stores.

Other operating expenses (expenses associated with the Company’s specialty operations) decreased to 19.7 percent of total specialty revenues for the 13 weeks ended April 3, 2005, compared to 21.4 percent in the corresponding period of fiscal 2004. The decrease was primarily due to lower expenditures within the grocery and warehouse club businesses and efficiencies gained from the expansion of the foodservice distribution network.

Depreciation and amortization expenses increased to $88 million for the 13 weeks ended April 3, 2005, compared to $74 million for the corresponding period of fiscal 2004. The increase was primarily due to the opening of 669 new Company-operated retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses decreased to 5.8 percent for the 13 weeks ended April 3, 2005, from 6.0 percent for the corresponding 13-week period of fiscal 2004.

General and administrative expenses increased to $82 million for the 13 weeks ended April 3, 2005, compared to $80 million for the corresponding period of fiscal 2004. The increase was primarily due to higher professional fees in support of both domestic and international expansion, partially offset by a lower provision for incentive compensation. As a percentage of total net revenues, general and administrative expenses decreased to 5.4 percent for the 13 weeks ended April 3, 2005, from 6.4 percent for the corresponding period of fiscal 2004.

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Income from equity investees increased to $16 million for the 13 weeks ended April 3, 2005, compared to $12 million for the corresponding period of fiscal 2004. The increase was primarily due to volume driven operating results for The North American Coffee Partnership, which produces bottled Frappuccino® and Starbucks DoubleShot® coffee drinks, and improved results from international investees as a result of new licensed retail store openings, particularly in Japan.

Operating income increased 27 percent to $157 million for the 13 weeks ended April 3, 2005, compared to $124 million for the corresponding 13-week period of fiscal 2004. Operating margin increased to 10.3 percent of total net revenues for the 13 weeks ended April 3, 2005, compared to 10.0 percent for the corresponding period of fiscal 2004, primarily due to strong revenue growth and leverage of general and administrative and other operating expenses, partially offset by higher retail store operating expenses.

Interest and other income remained unchanged at $4 million for both the 13 weeks ended April 3, 2005, and March 28, 2004. Higher interest income earned on higher cash and liquid investment balances was offset by a decrease in the market value of trading securities for the 13 weeks ended April 3, 2005, compared to an increase in market value in the corresponding period in fiscal 2004.

Net earnings for the 13 weeks ended April 3, 2005, increased 27 percent to $101 million from $79 million for the same period in fiscal 2004. Earnings per share for the 13 weeks ended April 3, 2005, increased 26 percent to $0.24, compared to $0.19 per share for the comparable period in fiscal 2004.

Fiscal 2005 Targets

The Company also provided updated fiscal 2005 targets:

•	Starbucks still expects to open approximately 1,500 new stores on a global basis in fiscal 2005. In the United States, Starbucks plans to open approximately 550 Company-operated locations and 525 licensed locations. In International markets, Starbucks plans to open approximately 100 Company-operated stores and 325 licensed stores;

•	Starbucks is targeting total net revenue growth in the range of at least 20 percent in fiscal 2005, excluding the 53rd week impact on 2004. While the Company’s longer term target range of three percent to seven percent comparable store sales growth remains unchanged, Starbucks currently expects the remainder of fiscal 2005 to be at or slightly above the high end of that range, with monthly anomalies;

•	Based on strong second quarter earnings and the Company’s updated forecast for the remainder of the year, Starbucks is raising its earnings per share target range to $1.17 to $1.19 for fiscal 2005, excluding the impact from expensing stock options. The new target represents a $0.02 increase over the previous range of $1.15 to $1.17 per share. Excluding the $0.03 per share impact of the 53rd week in fiscal 2004, Starbucks new fiscal 2005 target range equates to 27 percent to 29 percent growth over $0.92 earnings per share in fiscal 2004;

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•	Starbucks began the year targeting quarterly earnings per share growth rates in the 20 percent to 25 percent range, and while the first half earnings per share growth of 28 percent slightly exceeded that range, the Company believes growth for the third quarter will be as originally projected and expects fourth quarter earnings per share growth to be moderately higher. More specifically, the Company continues to target quarterly earnings per share in the range of $0.29 — $0.30 for the third quarter and has broadened its fourth quarter target range to $0.29 - $0.30, resulting in the Company’s fiscal year target range of $1.17 to $1.19;

•	Consistent with the first half of the year, Starbucks is now targeting a full year effective tax rate of 37.7 percent with minor variations from quarter to quarter, and;

•	Starbucks continues to target capital expenditures in the range of $600 to $650 million in fiscal 2005.

Starbucks will be holding a conference call today at 1:30 p.m. Pacific time, which will be hosted by Howard Schultz, chairman, Jim Donald, president and ceo, and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available via telephone through 5:30 p.m. Pacific time on Wednesday, May 4, 2005, by calling 1-800-642-1687, reservation number 4093381. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific time on Thursday, May 26, 2005, at the following URL: http://www.starbucks.com/aboutus/investor.asp.

The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications, including the reclassification of auction rate securities from “Cash and cash equivalents” to “Short-term investments — available-for-sale securities” on the consolidated balance sheets. This information should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on February 18, 2005, for additional information.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

				13 Weeks Ended
	13 Weeks Ended				March 28,
		March 28,		April 3,	2004
	April 3,	2004	%	2005	(as restated*)
	2005	(as restated*)	Change	As a % of total net revenues
	(in thousands, except per share data)			(unless otherwise indicated)
Net revenues:
Company-operated retail	$1,283,947	$1,050,481	22.2%	84.5%	84.6%
Specialty:
Licensing	161,292	122,517	31.6%	10.6%	9.9%
Foodservice and other	73,477	68,070	7.9%	4.9%	5.5%

Total specialty	234,769	190,587	23.2%	15.5%	15.4%

Total net revenues	1,518,716	1,241,068	22.4%	100.0%	100.0%

Cost of sales including occupancy costs	628,740	508,268		41.4%	41.0%
Store operating expenses	532,944	425,976		(a) 41.5%	(a) 40.6%
Other operating expenses	46,347	40,802		(b) 19.7%	(b) 21.4%
Depreciation and amortization expenses	87,772	74,225		5.8%	6.0%
General and administrative expenses	81,929	79,982		5.4%	6.4%

Subtotal operating expenses	1,377,732	1,129,253	22.0%

Income from equity investees	16,369	11,944		1.1%	1.0%

Operating income	157,353	123,759	27.1%	10.3%	10.0%

Interest and other income, net	4,014	3,685		0.3%	0.3%

Earnings before income taxes	161,367	127,444	26.6%	10.6%	10.3%

Income taxes(c)	60,831	48,559		4.0%	3.9%

Net earnings	$100,536	$78,885	27.4%	6.6%	6.4%

Net earnings per common share - diluted	$0.24	$0.19

Weighted average shares outstanding - diluted	414,031	411,559

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates were 37.7 percent for the 13 weeks ended April 3, 2005, and 38.1 percent for the 13 weeks ended March 28, 2004.

*	Amounts have been restated for lease accounting corrections. Please refer to Note 2 in the Company’s Annual Report on Form 10-K/A for the fiscal year ended October 3, 2004, for additional information.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

				26 Weeks Ended
	26 Weeks Ended				March 28,
		March 28,		April 3,	2004
	April 3,	2004	%	2005	(as restated*)
	2005	(as restated*)	Change	As a % of total net revenues
	(in thousands, except per share data)			(unless otherwise indicated)
Net revenues:
Company-operated retail	$2,642,608	$2,130,976	24.0%	85.0%	84.5%
Specialty:
Licensing	318,505	256,016	24.4%	10.3%	10.2%
Foodservice and other	147,147	135,267	8.8%	4.7%	5.3%

Total specialty	465,652	391,283	19.0%	15.0%	15.5%

Total net revenues	3,108,260	2,522,259	23.2%	100.0%	100.0%

Cost of sales including occupancy costs	1,276,495	1,036,977		41.1%	41.1%
Store operating expenses	1,053,950	831,797		(a) 39.9%	(a) 39.0%
Other operating expenses	90,628	84,500		(b) 19.5%	(b) 21.6%
Depreciation and amortization expenses	166,331	142,154		5.4%	5.6%
General and administrative expenses	165,528	150,399		5.3%	6.0%

Subtotal operating expenses	2,752,932	2,245,827	22.6%

Income from equity investees	29,259	21,988		0.9%	0.9%

Operating income	384,587	298,420	28.9%	12.4%	11.8%

Interest and other income, net	9,136	6,893		0.3%	0.3%

Earnings before income taxes	393,723	305,313	29.0%	12.7%	12.1%

Income taxes(c)	148,434	116,293		4.8%	4.6%

Net earnings	$245,289	$189,020	29.8%	7.9%	7.5%

Net earnings per common share - diluted	$0.59	$0.46

Weighted average shares outstanding - diluted	414,676	409,608

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates were 37.7 percent for the 26 weeks ended April 3, 2005, and 38.1 percent for the 26 weeks ended March 28, 2004.

*	Amounts have been restated for lease accounting corrections. Please refer to Note 2 in the Company’s Annual Report on Form 10-K/A for the fiscal year ended October 3, 2004, for additional information.

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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	April 3,	October 3,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$177,142	$145,053
Short-term investments — available-for-sale securities	490,379	483,157
Short-term investments — trading securities	33,083	24,799
Accounts receivable, net of allowances of $3,249 and $2,231, respectively	151,638	140,226
Inventories	406,073	422,663
Prepaid expenses and other current assets	83,175	71,347
Deferred income taxes, net	70,877	63,650

Total current assets	1,412,367	1,350,895

Long-term investments – available-for-sale securities	142,782	135,179
Equity and other investments	189,115	168,177
Property, plant and equipment, net	1,698,803	1,551,416
Other assets	58,978	85,561
Other intangible assets	29,620	26,800
Goodwill	71,662	68,950

TOTAL ASSETS	$3,603,327	$3,386,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$181,754	$199,346
Accrued compensation and related costs	204,324	208,927
Accrued occupancy costs	44,138	29,231
Accrued taxes	76,124	62,959
Other accrued expenses	156,834	123,684
Deferred revenue	168,610	121,377
Current portion of long-term debt	742	735

Total current liabilities	832,526	746,259

Deferred income taxes, net	5,929	21,770
Long-term debt	3,246	3,618
Other long-term liabilities	157,189	144,683

Shareholders’ equity:
Common stock and additional paid-in capital — Authorized, 600,000,000 shares; issued and outstanding, 397,899,707 and 397,405,844 shares, respectively, (includes 1,697,100 common stock units in both periods)	832,251	956,685
Other additional paid-in capital	39,393	39,393
Retained earnings	1,690,618	1,445,329
Accumulated other comprehensive income	42,175	29,241

Total shareholders’ equity	2,604,437	2,470,648

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,603,327	$3,386,978

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	26 Weeks Ended
		March 28,
	April 3,	2004
	2005	(as restated*)
OPERATING ACTIVITIES:
Net earnings	$245,289	$189,020
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	179,857	152,283
Provision for impairments and asset disposals	6,790	5,949
Deferred income taxes, net	(20,946)	(10,440)
Equity in income of investees	(16,102)	(8,724)
Tax benefit from exercise of non-qualified stock options	88,781	31,363
Net amortization of premium on securities	7,112	4,641
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	18,894	36,907
Accounts payable	(20,350)	(13,081)
Accrued compensation and related costs	(5,488)	32,093
Deferred revenue	47,061	31,734
Other accrued expenses	23,753	23,570
Other operating assets and liabilities	11,842	(2,154)

Net cash provided by operating activities	566,493	473,161

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(582,992)	(532,580)
Maturity of available-for-sale securities	362,666	63,639
Sale of available-for-sale securities	196,395	148,538
Acquisition, net of cash acquired	(11,282)	—
Net additions to equity, other investments and other assets	12,676	(22,916)
Distribution from equity investees	11,287	15,234
Net additions to property, plant and equipment	(311,690)	(137,726)

Net cash used by investing activities	(322,940)	(465,811)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	121,534	73,118
Principal payments on long-term debt	(366)	(360)
Repurchase of common stock	(334,749)	(40,724)

Net cash (used) provided by financing activities	(213,581)	32,034
Effect of exchange rate changes on cash and cash equivalents	2,117	2,753

Net increase in cash and cash equivalents	32,089	42,137

CASH AND CASH EQUIVALENTS:
Beginning of period	145,053	99,462

End of the period	$177,142	$141,599

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the 26 weeks ended:
Interest	$108	$289
Income taxes	$68,526	$100,179

*	Amounts have been restated for lease accounting corrections. Please refer to Note 2 in the Company’s Annual Report on Form 10-K/A for the fiscal year ended October 3, 2004, for additional information.

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Stock Compensation Expense

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R, “Share-Based Payment” (“SFAS 123R”), a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” SFAS 123R will require Starbucks to measure all employee stock-based compensation awards using the fair value method and record compensation expense in the Company’s consolidated financial statements. Starbucks is continuing to evaluate the impact of SFAS 123R and the Securities and Exchange Commission’s (“SEC”) interpretive guidance released in late March 2005. In the interim, the Company will continue to regularly disclose the pro forma impact of stock compensation on the Company’s net earnings and earnings per share within its periodic filings with the SEC in accordance with current accounting rules. The pro forma impacts for the 13 and 26 weeks ended April 3, 2005, and March 28, 2004, were as follows for the information presented (in thousands, except earnings per share):

	13 Weeks Ended		26 Weeks Ended
	April 3,	March 28,	April 3,	March 28,
	2005	2004	2005	2004
Net earnings	$100,536	$78,885	$245,289	$189,020
Deduct: stock-based compensation expense determined under fair value method, net of tax	(15,983)	(12,407)	(28,059)	(20,828)

Pro forma net income	$84,553	$66,478	$217,230	$168,192

Earnings per share:
Diluted – as reported	$0.24	$0.19	$0.59	$0.46

Diluted – pro forma	$0.21	$0.16	$0.53	$0.41

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Segment Results

Segment information is prepared on the basis that the Company’s management reviews financial information for operational decision-making purposes. The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the periods ended (in thousands):

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
13 Weeks Ended April 3, 2005	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$1,084,737	85.0%		$199,210	82.2%		$—	—%	$1,283,947
Specialty:
Licensing	124,136	9.7		37,156	15.3		—	—	161,292
Foodservice and other	67,545	5.3		5,932	2.5		—	—	73,477

Total specialty	191,681	15.0		43,088	17.8		—	—	234,769

Total net revenues	1,276,418	100.0		242,298	100.0		—	—	1,518,716

Cost of sales and related occupancy costs	504,076	39.5		124,664	51.5		—	—	628,740
Store operating expenses	456,838	42.1	(1)	76,106	38.2	(1)	—	—	532,944
Other operating expenses	38,841	20.3	(2)	7,506	17.4	(2)	—	—	46,347
Depreciation and amortization expenses	64,819	5.1		14,128	5.8		8,825	0.6	87,772
General and administrative expenses	24,350	1.9		10,216	4.2		47,363	3.1	81,929

Income from equity investees	8,564	0.7		7,805	3.2		—	—	16,369

Operating income/(loss)	$196,058	15.4%		$17,483	7.2%		$(56,188)	(3.7)%	$157,353

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
13 Weeks Ended March 28, 2004	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$898,249	85.1%		$152,232	82.0%		$—	—%	$1,050,481
Specialty:
Licensing	93,157	8.8		29,360	15.8		—	—	122,517
Foodservice and other	64,067	6.1		4,003	2.2		—	—	68,070

Total specialty	157,224	14.9		33,363	18.0		—	—	190,587

Total net revenues	1,055,473	100.0		185,595	100.0		—	—	1,241,068

Cost of sales and related occupancy costs	412,315	39.1		95,953	51.7		—	—	508,268
Store operating expenses	369,348	41.1	(1)	56,628	37.2	(1)	—	—	425,976
Other operating expenses	34,743	22.1	(2)	6,059	18.2	(2)	—	—	40,802
Depreciation and amortization expenses	54,217	5.1		11,647	6.3		8,361	0.7	74,225
General and administrative expenses	18,362	1.7		12,495	6.7		49,125	3.9	79,982

Income from equity investees	6,682	0.6		5,262	2.8		—	—	11,944

Operating income/(loss)	$173,170	16.4%		$8,075	4.4%		$(57,486)	(4.6)%	$123,759

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.

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The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the periods ended (in thousands):

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
26 Weeks Ended April 3, 2005	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$2,234,367	85.4%		$408,241	82.8%		$—	—%	$2,642,608
Specialty:
Licensing	245,271	9.4		73,234	14.9		—	—	318,505
Foodservice and other	135,553	5.2		11,594	2.3		—	—	147,147

Total specialty	380,824	14.6		84,828	17.2		—	—	465,652

Total net revenues	2,615,191	100.0		493,069	100.0		—	—	3,108,260

Cost of sales and related occupancy costs	1,025,789	39.2		250,706	50.8		—	—	1,276,495
Store operating expenses	900,899	40.3	(1)	153,051	37.5	(1)	—	—	1,053,950
Other operating expenses	75,944	19.9	(2)	14,684	17.3	(2)	—	—	90,628
Depreciation and amortization expenses	122,154	4.7		27,217	5.5		16,960	0.6	166,331
General and administrative expenses	45,973	1.8		22,115	4.5		97,440	3.1	165,528

Income from equity investees	17,272	0.7		11,987	2.4		—	—	29,259

Operating income/(loss)	$461,704	17.7%		$37,283	7.6%		$(114,400)	(3.7)%	$384,587

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
26 Weeks Ended March 28, 2004	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$1,822,793	84.9%		$308,183	81.9%		$—	—%	$2,130,976
Specialty:
Licensing	195,773	9.1		60,243	16.0		—	—	256,016
Foodservice and other	127,524	6.0		7,743	2.1		—	—	135,267

Total specialty	323,297	15.1		67,986	18.1		—	—	391,283

Total net revenues	2,146,090	100.0		376,169	100.0		—	—	2,522,259

Cost of sales and related occupancy costs	843,647	39.3		193,330	51.4		—	—	1,036,977
Store operating expenses	718,493	39.4	(1)	113,304	36.8	(1)	—	—	831,797
Other operating expenses	71,700	22.2	(2)	12,800	18.8	(2)	—	—	84,500
Depreciation and amortization expenses	103,255	4.8		22,345	5.9		16,554	0.7	142,154
General and administrative expenses	35,001	1.6		24,482	6.5		90,916	3.6	150,399

Income from equity investees	13,117	0.6		8,871	2.4		—	—	21,988

Operating income/(loss)	$387,111	18.0%		$18,779	5.0%		$(107,470)	(4.3)%	$298,420

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.

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United States

United States total net revenues increased by $221 million, or 21 percent, to $1.3 billion for the 13 weeks ended April 3, 2005, compared to $1.1 billion for the corresponding period of fiscal 2004. United States Company-operated retail revenues increased by $186 million, or 21 percent, to $1.1 billion for the 13 weeks ended April 3, 2005, compared to $898 million for the corresponding period of fiscal 2004, primarily due to the opening of 543 new Company-operated retail stores in the last 12 months and comparable store sales growth of seven percent for the quarter. The increase in comparable store sales was due to a four percent increase in the number of customer transactions and a three percent increase in the average value per transaction.

Total United States specialty revenues increased by $34 million, or 22 percent, to $192 million for the 13 weeks ended April 3, 2005, compared to $157 million in the corresponding period of fiscal 2004. United States licensing revenues increased $31 million, or 33 percent, to $124 million, compared to $93 million for the corresponding period of fiscal 2004. The increase was primarily due to higher product sales and royalty revenues as a result of opening 461 new licensed retail stores in the last 12 months and the national rollout of the Starbucks™ Coffee Liqueur during the fiscal second quarter of 2005. United States foodservice and other revenues increased five percent to $68 million from $64 million in fiscal 2004, primarily due to growth in new and existing foodservice accounts.

United States operating income increased by 13 percent to $196 million for the 13 weeks ended April 3, 2005, from $173 million for the same period in fiscal 2004. Operating margin decreased to 15.4 percent of related revenues from 16.4 percent in the corresponding period of fiscal 2004, primarily due to higher payroll-related expenditures related to future planned acceleration in Company-operated store openings, extended store operating hours and a higher number of drive-thru locations opened in the past year, as well as higher maintenance and repair expenditures to ensure a consistent Starbucks Experience in existing stores.

International

International total net revenues increased by $57 million, or 31 percent, to $242 million for the 13 weeks ended April 3, 2005, compared to $186 million for the corresponding period of fiscal 2004. International Company-operated retail revenues increased by $47 million, or 31 percent, to $199 million for the 13 weeks ended April 3, 2005, compared to $152 million for the corresponding period for fiscal 2004, primarily due to the opening of 126 new Company-operated retail stores in the last 12 months, comparable store sales growth of five percent for the quarter and favorable foreign currency exchange rates for both the Canadian dollar and British pound sterling. The increase in comparable store sales resulted from a four percent increase in the number of customer transactions coupled with a one percent increase in the average value per transaction.

Total international specialty revenues increased by $10 million, or 29 percent, to $43 million for the 13 weeks ended April 3, 2005, compared to $33 million in the corresponding period of fiscal 2004. The increase was primarily due to higher product sales and royalty revenues from opening 297 licensed retail stores in the last 12 months and expansion of the Canadian grocery and warehouse club business.

International operating income increased to $17 million for the 13 weeks ended April 3, 2005, compared to $8 million in the corresponding period of fiscal 2004. Operating margin increased to 7.2 percent of related revenues from 4.4 percent in the corresponding period of fiscal 2004, primarily due to leverage gained on fixed costs distributed over an expanded revenue base.

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Store Data

The Company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13-week period		26-week period		Stores open as of
	April 3,	March 28,	April 3,	March 28,	April 3,	March 28,
	2005	2004	2005	2004	2005	2004
United States:
Company-operated Stores	131	103	232	203	4,525	3,982
Licensed Stores	98	87	241	197	2,080	1,619

	229	190	473	400	6,605	5,601

International:
Company-operated Stores (1)	21	22	61	65	1,018	892
Licensed Stores (1)	62	55	158	144	1,638	1,341

	83	77	219	209	2,656	2,233

Total	312	267	692	609	9,261	7,834

(1)	International store data has been adjusted for the 100% acquisition of the Germany and Singapore operations by reclassifying historical information from Licensed Stores to Company-operated Stores.

Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 9,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products. Tazo® Tea’s line of innovative superpremium teas and Hear Music’s™ exceptional compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.

This release includes the following forward-looking statements: anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s revenue and expense growth, capital expenditures, effective tax rate, net earnings and earnings per share results. These forward-looking statements are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw materials prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Certain Additional Risks and Uncertainties” section of Starbucks Annual Report on Form 10-K/A for the fiscal year ended October 3, 2004. The Company assumes no obligations to update any of these forward-looking statements.

© 2005 Starbucks Coffee Company. All rights reserved.

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